                   UNITED STATES SMALL BUSINESS ADMINISTRATION
                             409 THIRD STREET, S.W.
                             WASHINGTON, D.C. 20416

January 4, 2005

K. Chris Todd, Esq.
Kellogg, Huber, Hansen, Todd & Evans, P.L.L.C.
Sumner Square
1615 M Street, N.W.
Suite 400
Washington, D.C.  20036

James T. Smith, Esq.
Blank Rome, LLP
One Logan Square
18th & Cherry Streets
Philadelphia, PA  19103

Dear Messrs. Todd & Smith:

         The United States Small Business Administration ("SBA") is the
regulator and/or creditor of Rocky Mountain Mezzanine Fund II, L.P., Hanifen
Imhoff Mezzanine Fund, L.P., MorAmerica Capital Corporation and NDSBIC, L.P.
(collectively, the "Investors"). SBA has reviewed the proposed Agreement of
Settlement and Mutual Release ("Agreement"), attached hereto, between the
Investors and TransCore Holdings, Inc. ("Transcore") and states the following:

         1.       SBA hereby informs the parties to the Agreement that SBA has no objection to the Agreement.

         2.       SBA agrees that the payment of the Total Settlement Amount (as described in the Agreement) would not constitute an
                  impermissible distribution under the SBA Act or any SBA
                  Regulation by any Investor.

         3.       SBA agrees, as creditor and/or regulator, not to take any
                  action to compel Transcore to return some or all of the Total
                  Settlement Amount, whether by claim, set aside, claw back, or otherwise, in any Receivership or other judicial or
                  administrative proceeding, and that the claim of SBA is
                  subordinated to Transcore's claim for the Total Settlement
                  Amount, provided that this subordination is only valid and effective to the extent that the Agreement is valid

                  and effective. SBA also agrees that (a) should it commence any
                  Receivership action(s) against any Investor(s), it will seek to have SBA appointed as Receiver(s); and (b) that, at
                  Transcore's request, SBA will advise in writing any court, ALJ or Receiver that the terms of the Agreement are in the best interests of the Investors and SBA, and should not be
                  challenged or set aside.
Sincerely,

/s/ Harry S. Haskins for Jamie Guzman-Fournier
------------------------------------------------
Jaime A. Guzman-Fournier
Acting Associate Administrator
SBA Investment Division